Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Protalix BioTherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	Rule 457(c)	2,750,000	$1.10	$3,025,000	$92.70 per $1,000,000	$280.42
	Total Offering Amounts					$3,025,000		$280.42
	Total Fee Offsets							—
	Net Fee Due							$280.42

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended.

(2)	Represents 132,000,000 shares of Common Stock reserved for issuance under the Plan.

(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $1.12 (high) and $1.08 (low) sale price of the Registrant's common stock as reported on the NYSE American on July 13, 2022, which date is within five business days of the filing of this Registration Statement.